EXHIBIT 99.2

Amendment No.____

to the

SANDFORCE, INC. 2007 Stock Plan

Pursuant to Section 12 of the SandForce, Inc. 2007 Stock Plan (the “Plan”), the Board of Directors (the “Board”) of SandForce, Inc. has retained the authority to amend the Plan.  Effective October ___, 2011, the Board adopts this Amendment No. ____ to permit the grant of Restricted Stock Units under the plan.

1.           Section 2.1(b) of the Plan and is deleted in its entirety and amended to read as follows:

(b)           “Award” means any Option, Restricted Stock Units Award or Stock Purchase Right granted under the Plan.

2.           A New Section 7A shall be added to the Plan immediately following the existing Section 7 of the Plan as follows:

7A.           Terms and Conditions of Restricted Stock Unit Awards

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Board shall from time to time establish.  Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7A.1           Additional Definitions.  In addition to the definitions set forth in Section 2, the following terms shall have their respective meanings set forth below:

(a)           “Dividing Equivalent Right” means the right of a Participant, granted at the discretion of the Board, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock represented by an Award held by a Participant.

(b)           “Restricted Stock Unit” means a Right granted pursuant to this Section 7A to receive on a future date or event a share of Stock or cash in lieu thereof, as determined by the Board.

7A.2           Grant of Restricted Stock Unit Awards.  Restricted Stock Unit Awards may be granted upon such conditions as the Board shall determine, including, without limitation, upon the attainment of one or more performance goals established by the Board.

7A.3           Purchase Price.  No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit.  Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

7A.4           Vesting  Restricted Stock Unit Awards may (but need not) be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria as shall be approved by the Board and set forth in the Award Agreement evidencing such Award.

7A.5           Voting Rights, Dividend Equivalent Rights and Distributions  Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  However, the Board, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated.  Such Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock.  The number of additional Restricted Stock Units (rounded down to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date.  Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.  In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

7A.6           Effect of Termination of Service.  Unless otherwise provided by the Board and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to vesting conditions as of the date of the Participant’s termination of Service.

7A.7           Settlement of Restricted Stock Unit Awards.  The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Board, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 7A.5) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any.  If permitted by the Board, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement.  Notwithstanding the foregoing, the Board, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

7A.8           Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.